EXHIBIT 11.1

Code of Ethical Standards

Amended on 16 Jun 05

1. Company policy

Being a good citizen, socially responsible organisation and public company with equity listed on The Stock Exchange of Hong Kong Limited and The NASDAQ Stock Market, i-CABLE (the “Company”) upholds high standards of business ethics and personal conduct of all the directors, officers and employees of the Company (the “Members”).

It is the responsibility of all Members to report any alleged material non-compliance with this Code to the proper level(s) within the Company.

If necessary, a thorough investigation will be carried out accordingly, and all issues will be dealt with in strict confidence and the Company does not tolerate any retaliation for good faith reports of alleged material non-compliance.

Violation of this Code may result in disciplinary action, varying from reprimand to dismissal.

2. Personal conduct

The professional image of i-CABLE rests on the conduct of all Members. Integrity, honesty and fairness are the essential requirements of gaining trust from both our customers, fellow colleagues, investors and maintaining our good reputation. All Members shall at all times conduct themselves in an honest and ethical manner.

Besides complying with the professional and technical standards expected of the position, it is the responsibility of all Members to act with courtesy at all times and not to become involved with narcotics, behave immorally, or put themselves in debt beyond their ability to repay. Any discreditable activities will undermine the trust of others in them and the Company.

3. Compliance with laws, rules and regulations

i-CABLE is committed to conducting its businesses and affairs in accordance with applicable laws, rules and regulations. All Members shall endeavour to cause the Company to comply with all applicable laws, rules and regulations both in letter and spirit.

4. Public disclosures

All Members in carrying out their duties, are responsible for the full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company or any of its subsidiary files with, or submits to, the U.S. Securities and Exchange Commission and The Stock Exchange of Hong Kong Limited; and (b) the Company’s other communications with the public.

5. Confidential information

All Members may come across the proprietary information of i-CABLE and certain confidential information of other organizations or individuals such as our customers in the course of their work.

They shall take reasonable measures to protect the confidentiality of non-public information about the Company, its subsidiaries and its subscribers obtained in connection with their activities and to prevent any unauthorised access or disclosure of such information unless required by applicable laws, rules and regulations, or legal or regulatory process.

The responsibility to protect the confidentiality of non-public information continues even after the cessation of employment or appointment.

6. Prevention of bribery

The Prevention of Bribery Ordinance applies to i-CABLE.

6.1 Receiving

All Members are not permitted to directly, or indirectly through a third party, accept any advantage which includes any gift, loan, commission, employment, contract, service, etc., from any persons in connection with the business of i-CABLE.

6.2 Solicitation

All Members are not permitted to directly, or indirectly through a third party, solicit for any advantage which includes any gift, loan, commission, employment, contract, service, etc, from any persons in connection with the business of i-CABLE.

6.3 Giving

All Members are not permitted to directly, or indirectly through a third party, offer any advantage which includes any gift, loan, commission, employment, contract, service, etc, to any persons in connection with the business of i-CABLE.

7. Conflict of interest

All Members must not engage in any activities which, if disclosed to the public, will cause a reasonable person to question or doubt their impartiality and sense of fairness in carrying out their assigned duties.

7.1 Outside employment

All Members should declare any other employment or business that he or she is engaged in, even though the engagement starts before joining i-CABLE, by filling in the “Declaration of Other Employment/Business Form” obtained from the HR, Administration & Audit Division.

It is the obligation of all Members to ensure that there is no possible conflict of interest between the employment with the Company and the above-mentioned employment or business engaged outside the Company.

7.2 Use of contractors/ vendors for personal work

All Members may not use any of the Company’s vendors or contractors for personal work if they are in a position to either influence their appointment or supervise their work.

The concerned Member must pay for the personal work at commercial rates, and report the use in writing to the management before the commencement of the personal work.

7.3 Other personal and financial interests

Other personal and financial interests may give rise to conflict of interest situations, e.g. procuring goods or services from suppliers/contractors whom a Member or his or her family members have an interest, or making recommendations or decisions in appointing or promoting his or her relatives.

To prevent any allegation of favoritism, it is advisable for all Members to avoid personal or financial conflict of interest situations, actual or potential, which may compromise their integrity and put the Company’s interests and reputation at stake.

If such situation cannot be avoided, the most appropriate action is to report in writing to the Management.

8. Loans to and from suppliers/ colleagues

All Members may not grant, guarantee or accept a loan, which may be in monetary terms or non-monetary terms, from any of the other Members or any persons having business dealings with the Company, under circumstances where a personal interest may be involved.

9. Gambling

All Members are strongly advised not to involve in frequent or excessive gambling of any kind, with persons having business dealings with the Company.

When any Member is engaging in social games with the said parties, he or she should exercise judgment and withdraw from any high stake games.

10. Employee collections

Any company-wide employee collections for reasons such as charity, marriage or death, should be made known to the management.

It is also advisable for all Members to inform their Managers of those employee collections which are taking place.

11. Insider dealing

All Members must handle with caution the unpublished price-sensitive information in relation to the securities of i-CABLE, and exercise great care while contemplating dealings in the securities of the Company during the month preceding the results announcement as this is regarded as a particularly sensitive period.

12. Entertainment

It is advisable for all Members not to accept invitation to meals or entertainment that are lavish or excessive in nature or offered frequently, which may cause embarrassment or loss of objectivity when conducting business of the Company.

13. Company records and accounts

All Members are prohibited from falsifying documents or furnishing false accounting records which are offences under the Prevention of Bribery Ordinance.

Please refer to the “Prevention of Bribery (Miscellaneous Provisions) (No. 2) Ordinance” obtained from the HR, Administration & Audit Division for further details.

14. Reporting alleged material non-compliance

All Members shall promptly bring the evidence or information on any material non-compliance with this Code to the attention of his or her immediate supervisor.

If any Member, after reporting on any non-compliance to his or her immediate supervisor, has reason to believe the non-compliance is not being or has not been adequately addressed by the Company, he or she shall report such matter to the CEO.

If such Member has reason to believe the non-compliance involves the CEO, he or she shall bring such matter to the attention of a member of the Audit Committee.

The CEO (or the Audit Committee where non-compliance involves the CEO) shall endeavour to delegate appropriate persons to evaluate, make investigation, if necessary, and resolve any material non-compliance reported to him or her. The CEO shall report any significant non-compliance that remains unresolved at his or her level to the Audit Committee.

All directors shall promptly bring the evidence or information on any material non-compliance with this Code to the attention of the Audit Committee.

The Company intends to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s).

Those found to be in violation of this Code are subject to appropriate disciplinary action, up to and including termination of employment or appointment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

The Company does not tolerate any retribution or retaliation taken against any Member who has, in good faith, brought the evidence or information on any alleged material non-compliance with this Code to the appropriate level(s).

However, if any Member makes a knowingly false report of any alleged material non-compliance with this Code for the purpose of harming another Member, such Member will be subject to appropriate disciplinary action.

Only the Company’s Board may waive provisions of this Code for its officers or directors, and any waiver shall be appropriately disclosed in our next annual report on Form 20-F filed with the U.S. Securities and Exchange Commission including reasons for the waiver. Waivers of this Code for any other employee may be made only by a senior officer, and then only under special circumstances.

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